EXHIBIT 8.1

List of Subsidiaries

Wholly Owned Subsidiaries:

•            ATA Testing Authority (Holdings) Limited, incorporated in the British Virgin Islands

•            ATA Testing Authority (Beijing) Limited, incorporated in the People’s Republic of China

•            ATA Learning (Beijing) Inc., incorporated in the People’s Republic of China

•            Beijing Jindixin Software Technology Limited, incorporated in the People’s Republic of China

•            Xing Wei Institute (Hong Kong) Limited, incorporated in Hong Kong

•            Zhongxiao Zhixing Education Technology (Beijing) Limited, incorporated in the People’s Republic of China

•            ATA Online (Beijing) Education Technology Limited, incorporated in the People’s Republic of China